Exhibit 99.1

CONTACT:	Kent Griffin
Chief Financial Officer
(858) 485-9840
BIOMED REALTY TRUST SIGNS AGREEMENT TO ACQUIRE MARYLAND
PORTFOLIO FOR $425 MILLION
– Acquires Cambridge Property for $13.2 Million –
SAN DIEGO, CA – May 2, 2006 – BioMed Realty Trust, Inc. (NYSE: BMR) today announced that it has signed a definitive purchase and sale agreement with Human Genome Sciences, Inc. (NASDAQ: HGSI) to acquire Human Genome Sciences’ large-scale manufacturing and headquarters office and laboratory facilities located in Rockville, Maryland. The portfolio includes a total of approximately 925,000 rentable square feet of existing laboratory, office and manufacturing space, with the headquarters facility consisting of three recently constructed buildings and a parking structure, as well as undeveloped land that management estimates can support over 500,000 rentable square feet of additional laboratory and office space. The total purchase price is approximately $425 million, excluding estimated closing costs. BioMed expects the initial capitalization rate for the acquired portfolio to be in excess of nine percent. The acquisition is anticipated to close in the second quarter of 2006, and is subject to customary closing conditions.
Human Genome Sciences, a public biopharmaceutical company with a pipeline of novel protein and antibody drugs directed toward large markets that have significant unmet medical need, will lease the buildings pursuant to 20-year triple-net leases. The leases provide for a security deposit equal to one year’s rent, and provide HGSI with the right to extend each lease for two 10-year terms and to repurchase the properties under certain circumstances.
“This transaction with Human Genome Sciences provides us with another tremendous opportunity, as we increase our presence in one of our core target markets. These premier buildings will be fully leased to a well-respected company that we believe has considerable growth potential and a promising product pipeline, adding to our solid tenant base. The land component affords us additional development capabilities in this highly desirable and rapidly growing location. With the closing of this $425 million acquisition, we will have, for the second consecutive year, substantially exceeded our stated investment targets,” said Alan D. Gold, President and Chief Executive Officer of BioMed Realty Trust.

“We are pleased to have partnered with BioMed Realty Trust on these transactions. This agreement is the latest in a series of steps that Human Genome Sciences has taken to strengthen our balance sheet and provide increased flexibility in the management of our cash resources. We expect that both of our lead products – Albuferon™ for chronic hepatitis C, and LymphoStat-B™ for lupus – will enter Phase 3 clinical development by the end of this year, and the additional cash will support their rapid development,” said H. Thomas Watkins, President and Chief Executive Officer of Human Genome Sciences.
The Human Genome Sciences portfolio is located in Maryland’s I-270 corridor just north of Washington, D.C. This core life science market is in close proximity to government health agencies, such as the National Institutes of Health, U.S. Food and Drug Administration and Department of Health and Human Services, and the campuses of Johns Hopkins University and the University of Maryland. Furthermore, the area has a diversified economic base and is home to many notable companies, including MedImmune, Celera Genomics, Lockheed Martin, IBM and Marriott International, and non-profit entities, such as The Institute for Genomic Research.
BioMed also announced that it has closed on the acquisition of its eleventh property in the Boston market for approximately $13.2 million. The 47,912 square-foot office/laboratory facility, located at 58 Charles Street in Cambridge, is currently 94% leased to five tenants.
“The Charles Street acquisition reinforces our dominant presence in the important Cambridge market and complements our other exceptional assets in the area. The property is located in close proximity to MIT’s campus, and will enable us to provide space for life science companies of varying sizes and real estate needs,” said Mr. Gold.
Earnings Guidance
Management intends to provide updated guidance for the full year ending December 31, 2006 funds from operations (FFO) and earnings per diluted share when it reports first quarter 2006 results, scheduled for release after the market closes on Wednesday, May 3, 2006.
About Human Genome Sciences
Human Genome Sciences is a company with the mission to discover, develop, manufacture and market innovative drugs that serve patients with unmet medical needs, with a primary focus on protein and antibody drugs. For more information about Human Genome Sciences, please visit the company’s web site at www.hgsi.com.

About BioMed Realty Trust
BioMed Realty Trust, Inc. is a real estate investment trust (REIT) focused on Providing Real Estate to the Life Science Industry™. The company’s tenants primarily include biotechnology and pharmaceutical companies, scientific research institutions, government agencies and other entities involved in the life science industry, and its properties and primary acquisition targets are generally located in markets with well established reputations as centers for scientific research, including Boston, San Diego, San Francisco, Seattle, Maryland, Pennsylvania and New York/New Jersey. BioMed’s real estate portfolio consists of 43 properties, representing 64 buildings with approximately 4.8 million rentable square feet in each of the major life science markets in the United States. Additional information is available at www.biomedrealty.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, without limitation: risks that the Human Genome Sciences portfolio acquisition will not be completed on the terms described in this release, or at all; risks associated with the availability and terms of financing and the use of debt to fund acquisitions and developments; failure to manage effectively the company’s growth and expansion into new markets, or to complete or integrate acquisitions successfully; general risks affecting the real estate industry (including, without limitation, the inability to enter into or renew leases, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate); adverse economic or real estate developments in the life science industry or the Boston or California regions; risks and uncertainties affecting property development and construction; risks associated with downturns in the national and local economies, increases in interest rates, and volatility in the securities markets; potential liability for uninsured losses and environmental contamination; risks associated with the company’s potential failure to qualify as a REIT under the Internal Revenue Code of 1986, as amended, and possible adverse changes in tax and environmental laws; and risks associated with the company’s dependence on key personnel whose continued service is not guaranteed. For a further list and description of such risks and uncertainties, see the reports filed by the company with the Securities and Exchange Commission, including the company’s most recent annual report on Form 10-K. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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